Filed Pursuant to Rule 433

Registration No. 333-289302-05

ENTERGY ARKANSAS, LLC

$1,000,000,000

$500,000,000 First Mortgage Bonds, 4.95% Series due January 15, 2036 (“2036 Bonds”)

$500,000,000 First Mortgage Bonds, 5.75% Series due January 15, 2056 (“2056 Bonds”)

Final Terms and Conditions

January 5, 2026

Issuer:	Entergy Arkansas, LLC

Security Type:	First Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	January 5, 2026

Settlement Date (T+3)(2):	January 8, 2026

Principal Amount:
2036 Bonds:	$500,000,000
2056 Bonds:	$500,000,000

Interest Rate:
2036 Bonds:	4.95%
2056 Bonds:	5.75%

Interest Payment Dates:
2036 Bonds:	January 15 and July 15 of each year
2056 Bonds:	January 15 and July 15 of each year

First Interest Payment Date:
2036 Bonds:	July 15, 2026
2056 Bonds:	July 15, 2026

Final Maturity Date:
2036 Bonds:	January 15, 2036
2056 Bonds:	January 15, 2056

Optional Redemption Terms:
2036 Bonds:	In whole or in part, make-whole call at any time prior to October 15, 2035 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2036 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.
2056 Bonds:	In whole or in part, make-whole call at any time prior to July 15, 2055 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2056 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Call for Tax Credit Event:	In whole but not in part, at 101% of the principal amount of the series of Bonds to be redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date.

Benchmark Treasury:
2036 Bonds:	4.000% due November 15, 2035
2056 Bonds:	4.750% due August 15, 2055

Benchmark Treasury Price:
2036 Bonds:	98-21+
2056 Bonds:	98-12

Benchmark Treasury Yield:
2036 Bonds:	4.165%
2056 Bonds:	4.854%

Spread to Benchmark Treasury:
2036 Bonds:	83 bps
2056 Bonds:	93 bps

Re-offer Yield:
2036 Bonds:	4.995%
2056 Bonds:	5.784%

Price to Public:
2036 Bonds:	99.647% of the principal amount of the 2036 Bonds
2056 Bonds:	99.517% of the principal amount of the 2056 Bonds

Net Proceeds After Underwriting Discount and Before Expenses:
2036 Bonds:	$494,985,000
2056 Bonds:	$493,210,000

CUSIP / ISIN:
2036 Bonds:	29366M AH1 / US29366MAH16
2056 Bonds:	29366M AJ7 / US29366MAJ71

Joint Book-Running Managers:	BNP Paribas Securities Corp. BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. MUFG Securities Americas Inc. Stephens Inc. U.S. Bancorp Investments, Inc.

Co-Manager:	Mischler Financial Group, Inc.

______________________

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Rating outlook is assigned at the issuer level and not to individual securities and may be subject to revision at any time.

(2)

It is expected that delivery of the bonds will be made on or about January 8, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than one business day prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (ii) BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, (iii) KeyBanc Capital Markets Inc. toll-free at 1-866-227-6479, (iv) MUFG Securities Americas Inc. toll-free at 1-877-649-6848, (v) Stephens Inc. toll-free at 1-800-643-9691, or (vi) U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

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